Exhibit 10.33

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), dated as of June 4, 2008, between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and(the “Executive”).

The Company and the Executive agree as follows:

1.   Position; Term of Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its  (“Executive’s Position”). The parties intend that the Executive shall continue to so serve in this capacity throughout the Employment Term (as such term is defined below).

The term of the Executive’s employment by the Company pursuant to this Agreement shall commence on June 4, 2008 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 4 below (“Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date and on each anniversary thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such automatic extension date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end on the day prior to such automatic extension date.

2.   Duties.

(a) Duties and Responsibilities.  The Executive shall have such duties and responsibilities of the Executive’s Position and such other duties and responsibilities reasonably consistent with the Executive’s Position as the Company may request from time to time and shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries, if any (jointly and severally, “Related Entities”).  The Executive shall observe and conform to the applicable policies and directives promulgated from time to time by the Company and its Board of Directors or by any superior officer(s) of the Company.  Subject to the provisions of Subsection 2(b) below, the Executive shall devote the Executive’s full time, skill and attention during normal business hours to the business and affairs of the Company and its Related Entities, except for holidays and vacations consistent with applicable Company policy and except for illness or incapacity.  The services to be performed by the Executive hereunder may be changed from time to time at the discretion of the Company.  The Company shall retain full direction and control of the means and methods by which the Executive performs the Executive’s services and of the place or places at which such services are to be rendered.

(b) Other Activities.  During the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to, and the Executive shall be entitled to (i) serve on corporate, civic, charitable, retail industry association or professional association boards or committees within the limitations of the Company’s Guidelines on Significant Governance Issues, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder.

3.   Compensation.

(a) Base Salary.  During the Employment Term, the Company shall pay to the Executive a salary of $ _____ per annum, payable consistent with the Company’s standard payroll practices then in effect (“Base Salary”).  Such Base Salary shall be reviewed by the Compensation Committee of Advance’s Board of Directors (hereinafter the “Compensation Committee”) at least annually, with any changes taking into account, among other factors, the Company and individual performance.

(b) Bonus.  The Executive shall receive a bonus in such amounts and based upon achievement of such corporate and individual performance and other criteria as shall be approved by the Compensation Committee from time to time, with a target amount, if such performance and other criteria are achieved, of __ percent (__%) of the Base Salary (the “Target Bonus Amount”), with a maximum payout of  percent __ (__%) of the Base Salary during the initial Term of this Agreement, which bonus shall be paid in a manner consistent with the Company’s bonus practices then in effect.  The Target Bonus Amount and the maximum payout for any subsequent renewal Term of the Agreement shall be determined by the Compensation Committee.  To be eligible to receive a bonus, the Executive must be employed by the Company on the date the bonus is paid.

(c) Benefit Plans.  During the Employment Term, the Executive shall be entitled to participate in all retirement and employment benefit plans and programs of the Company that are generally available to senior executives of the Company, including, but not limited to, the Company’s Executive Choice Program.  Such participation shall be pursuant to the terms and conditions of such plans and programs, as the same shall be amended from time to time.  The Executive shall be entitled to __ weeks paid vacation annually.  In addition, during the Employment Term, the Executive shall be provided with a Company-paid annual physical examination.

(d) Business Expenses.  During the Employment Term, the Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder; provided, however, that, with respect to reimbursements, if any, not otherwise excludible from the Executive’s gross income, to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit.  All such expenses shall be accounted for in such reasonable detail as the Company may require.

4.   Termination of Employment.

(a) Death.  In the event of the death of the Executive during the Employment Term, the Executive’s employment shall be automatically terminated as of the date of death and a lump sum amount, equivalent to the Executive’s annual Base Salary and Target Bonus then in effect, shall be paid, within 60 days after the date of the Executive’s death, to the Executive’s designated beneficiary, or to the Executive’s estate or other legal representative if no beneficiary was designated at the time of the Executive’s death.  In the event of the death of the Executive during the Employment Term, the shares of Restricted Stock granted to the Executive pursuant to the Company’s 2004 Long-Term Incentive Plan (“2004 LTIP”) or any successor plan shall vest immediately and the Stock Options or Stock Appreciation Rights (“SARs”) granted to the Executive pursuant to the Company’s 2004 LTIP or any successor plan shall become exercisable upon the date of the Executive’s death for all such Stock Options and SARs if not then exercisable in full.  The foregoing benefit will be provided in addition to any death, disability or other benefits provided under the Company’s benefit plans and programs in which the Executive was participating at the time of his death.  Except in accordance with the terms of the Company’s benefit programs and other plans and programs then in effect, after the date of the Executive’s death, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(b) Disability.  In the event of the Executive’s Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the Disability Termination Date (as defined below).  In such event, the Company shall pay the Executive an amount equivalent to thirty percent (30%) of the Executive’s Base Salary for a one year period, which amount shall be paid in one lump sum within forty-five days following the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from the Company (his “Separation From Service”), provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B).  In the event of the Disability of the Executive during the Employment Term, the shares of Restricted Stock granted to the Executive pursuant to the Company’s 2004 LTIP or any successor plan shall vest immediately upon the date of the Executive’s Separation from Service and the Stock Options or SARs granted to the Executive pursuant to the Company’s 2004 LTIP or any successor plan shall become exercisable upon the date of the Executive’s Separation from Service for all such Stock Options and SARs if not then exercisable in full.  The foregoing benefit will be provided in addition to any disability or other benefits provided under the Company’s benefit plans in which the Executive participates.  The purpose and intent of the preceding two sentences is to ensure that the Executive receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of his then-applicable Base Salary for such one-year period.  The Company shall also pay to the Executive a lump sum amount equivalent to the Executive’s Target Bonus Amount then in effect, which amount shall be paid in one lump sum within forty-five days following the Executive’s Separation from Service, provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B).  Otherwise, after the Disability Termination Date, except in accordance with the

Company’s benefit programs and other plans then in effect, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

“Disability,” for purposes of this Agreement, shall mean the Executive’s incapacity due to physical or mental illness causing the Executive’s complete and full-time absence from the Executive’s duties, as defined in Paragraph 2, for either a consecutive period of more than six months or at least 180 days within any 270-day period.  Any determination of the Executive’s Disability made in good faith by the Company shall be conclusive and binding on the Executive, unless within 10 days after written notice to the Executive of such determination, the Executive elects by written notice to the Company to challenge such determination, in which case the determination of Disability shall be made by arbitration pursuant to Paragraph 11 below.  Except as provided in this Subsection 4(b), the Company shall not be required to provide the Executive any compensation or benefits after the determination by the Company unless the arbitration results in a determination that the Executive is not disabled, in which case the Company shall pay to the Executive within 10 days after such arbitration decision all compensation due through the date of such arbitration decision.  The Company shall not be deemed to have breached its obligations related to such compensation and benefits under this Agreement if it makes such payment within 10 days after such arbitration decision.  The “Disability Termination Date” shall be the date on which the Company makes such determination of the Executive’s Disability unless the arbitration, if any, results in a determination that the Executive is not disabled.  The Executive shall have a legally binding right to the disability severance benefit as of the Disability Termination Date.

(c) Termination by the Company for Due Cause.  Nothing herein shall prevent the Company from terminating the Executive’s employment at any time for “Due Cause” (as hereinafter defined).  The Executive shall continue to receive the Base Salary provided for in this Agreement only through the period ending with the date of such termination.  Any rights and benefits the Executive may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs.  Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

For purposes of this Agreement, “Due Cause” shall mean:

(i) a material breach by the Executive of the Executive’s duties and obligations under this Agreement or violation in any material respect of any code or standard of conduct generally applicable to the officers of the Company, including, but not limited to, the Company’s Code of Ethics and Business Conduct, (1) which is willful and deliberate on the Executive’s part, (2) which is not due to the Disability of the Executive (within the meaning of Subsection 4(b) but without regard to the requirement that it continue for more than six months or 180 days within a 270-day period), (3) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (4) which, if curable, has not been cured by the Executive within 15 business days after the Executive’s receipt of notice to the Executive specifying the nature of such violations;

(ii) a material violation by the Executive of the Executive’s Loyalty Obligations as provided in Paragraph 19;

(iii) conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation;

(iv)  the Executive’s willfully engaging in bad faith conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(v) a determination by the Company that the Executive is in material violation of the Company’s Substance Abuse Policy.

(d) Termination by the Company Other than for Due Cause, Death or Disability.  The foregoing notwithstanding, the Company may terminate the Executive’s employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event such termination is not due to Death, Disability or Due Cause, the Executive shall (i) be entitled to a Termination Payment as hereinafter defined and (ii) be sent written notice stating the termination is not due to Death, Disability or Due Cause.  In the event of such termination by the Company, the Executive shall receive certain payments and benefits as set forth in this Subsection 4(d).

(i) Termination Payment.  If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term, the term “Termination Payment” shall mean a cash payment equal to the sum of:
(A) an amount equal to the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is in connection with an action that would have enabled the Executive to terminate his employment for Good Reason pursuant to Section 4(e)(i)(A), in which case, it shall be the Base Salary in effect prior to any such material diminution of the Base Salary) (the “Termination Salary Payment”),

(B) an amount equal to the Executive’s Target Bonus Amount, as in effect immediately prior to such termination (unless the termination is in connection with an action that would have enabled the Executive to terminate his employment for Good Reason pursuant to Sections 4(e)(i)(A) or (E), in which case, it shall be the Target Bonus in effect prior to any such material diminution of the Target Bonus or termination of the bonus plan, respectively) (the “Termination Bonus Payment”), and

(C) a lump sum payment equal to the prorated value of the Executive’s annual coverage under the Company’s Executive Choice Program (the “Termination ECP Payment”).

(ii) Outplacement Services.  The Company shall make outplacement services available to the Executive, at a cost to the Company not to exceed $12,000,

for a period of time not to exceed 12 months following the date of termination pursuant to the Company’s executive outplacement program with the Company’s selected vendor, to include consulting, search support and administrative services.

(iii) Medical Coverage.  In addition, the Company shall provide the Executive with medical, dental and vision insurance benefits (which may also cover, if applicable, the Executive’s spouse and eligible dependents) for three hundred sixty-five (365) days from the date of  the Executive’s termination of employment or until such time as the Executive obtains other group health coverage, whichever occurs first.  In order to trigger the Company’s obligation to provide health care continuation benefits, the Executive must elect continuation coverage pursuant to the Consolidation Omnibus Budget Act of 1985, as amended (“COBRA”), upon such eligibility.  The Company’s obligation shall be satisfied solely through the payment of the Executive’s COBRA premiums during the 365-day period, but only to the extent that such premiums exceed the amount that would otherwise have been payable by the Executive for coverage of the Executive and the Executive’s eligible dependents that were covered by the Company’s medical, dental, and vision insurance programs at the time of the Executive’s termination of employment had the Executive continued to be employed by the Company.

(iv) Timing of Payments.  The Termination Salary Payment, Termination Bonus Payment and Termination ECP Payment shall be paid in one lump sum within forty-five days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B) below.

(v) Entire Obligation.  Except as provided in Subsection 4(i) of this Agreement, following the Executive’s termination of employment under this Subsection 4(d), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 17, 19, 20 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 21).  Except for the Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, after termination by the Company of employment for other than Death, Disability or Due Cause, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(e) Resignation from Employment by the Company for Good Reason.  Termination by the Company without Due Cause under Subsection 4(d) shall be deemed to have occurred if the Executive elects to terminate the Executive’s employment for Good Reason.

(i) Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(A) a material diminution in the Executive’s “Total Direct Compensation,” which shall mean the value of the total of the Executive’s Base Salary, Target Bonus opportunity, and annual equity award taken together;
(B) a material diminution in the Executive’s authority, duties, or responsibilities;

(C) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(D) the termination of the Advance Auto Parts, Inc. Executive Incentive Plan without replacement thereof with a similar plan;

(E) a material reduction in aggregate benefits available to the Executive if no similar reduction is made for all other senior executives of the Company;

(F) the Company’s requiring the Executive to be based more than 60 miles from the Company’s office in _______ at which the Executive was principally employed immediately prior to the date of the relocation;

(G) delivery by the Company of a notice discontinuing the automatic extension of the Term of the Executive’s employment under this Agreement; or

(H) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

(ii)           Notice of Good Reason Condition. In order to be considered a resignation for Good Reason for purposes of this Agreement, the Executive must provide the Company with written notice and description of the existence of the Good Reason condition within ninety (90) days of the initial discovery by the Executive of the existence of said Good Reason condition and the Company shall have 15 business days to cure such Good Reason condition.

(iii)          Effective Date of Resignation. The effective date of the Executive’s resignation for Good Reason must occur no longer than one year following the expiration of the cure period set forth in Section 4(e)(ii), above.  If Executive has not resigned for Good Reason effective within one year following the expiration of the cure period set forth in Section 4(e)(ii), above the Executive shall be deemed to have waived said Good Reason condition.

(f)           Termination by the Company Other Than For Due Cause, Death or Disability or Resignation from Employment for Good Reason Within Twelve Months After a Change In Control.  If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term and within twelve (12) months after a Change In Control (as defined below), or if the Executive elects to terminate the Executive’s employment for Good Reason prior to the expiration of the Employment Term and within twelve (12) months after a Change In Control, then (i) the Executive shall be entitled to a Change In Control Termination Payment as hereinafter defined and the Executive shall receive benefits as defined in Subsections 4(d)(ii) and (iii) above, and (ii) either the Company or the Executive, as the case may be, shall provide Notice of Termination pursuant to Subsection 4(j).

(i) Change In Control Termination Payment.  The term “Change In Control Termination Payment” shall mean a cash payment equal to the sum of:

(A) an amount equal to two times the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is due to Section 4(e)(i)(A), in which case, it shall be two times the Executive’s annual Base Salary in effect prior to any such material diminution of the Base Salary) (the “Change In Control Termination Salary Payment”),

(B) an amount equal to two times the Executive’s Target Bonus Amount, as in effect immediately prior to such termination (unless the termination is due to Sections 4(e)(i)(A) or (E), in which case, it shall be two times the Executive’s Target Bonus in effect prior to any such material diminution of the Target Bonus or termination of the bonus plan, respectively) (the “Change In Control Termination Bonus Payment”), and

(C) a lump sum payment equal to the prorated value of the Executive’s annual coverage under the Company’s Executive Choice Program (the “Change In Control Termination ECP Payment”).

(ii) Timing of Payments.  The Change In Control Termination Salary Payment, the Change In Control Termination Bonus Payment and the Change In Control Termination ECP Payment shall be paid in lump sum payments within forty-five days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B) below.

(iii) Entire Obligation.  Except as provided in Subsection 4(i) of this Agreement, following the Executive’s termination of employment under this Subsection 4(f), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 17, 19, 20 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 21).  Except for the Change In Control Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, within twelve (12) months after a Change In Control, after termination by the Company of employment for other than Death, Disability or Due Cause or after termination by the Executive for Good Reason, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(iv) Change In Control.  For purposes of this Agreement, “Change In Control” shall have the same meaning as set forth in the 2004 LTIP, as in existence on the date hereof.

(v) Gross-Up Payment.

(A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, any individual or entity whose actions result in a Change in Control, or their respective subsidiaries or affiliates to or for the benefit of the Executive (including any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the "Total Payments") will be subject to any excise tax imposed under Section 4999 of the Code  (such tax, the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

(B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor") (which Tax Counsel may be the Company's general counsel), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of the Executive's employment with the

Company (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Subsection 4(f)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(C) In the event that the Excise Tax is determined by Tax Counsel to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is so determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined by Tax Counsel to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is determined by Tax Counsel.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(D) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Taxing Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to the Total Payments than the amount determined by Tax Counsel.

(E) If a Taxing Authority makes a claim against the Executive, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of contesting the claim.  Should a Taxing Authority finally determine that an additional Excise Tax is owed, then the Company shall, within five (5) business days of such determination, pay an additional Gross-Up Payment to the Executive with respect to the additional Excise Tax and any assessed interest, fines or penalties.  Should a Taxing Authority finally determine that the Executive owes a lesser amount of Excise Tax, then the Executive shall repay such excess to the Company within five (5) business days of such determination; provided, however, that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to such repayment.

(F) All Gross-Up Payments, including any additional Gross-Up Payments under Section 4(f)(v)(C) and (E), shall be made to the Executive by the end of the calendar year next following the year in which the Executive remits the related taxes to the relevant Taxing Authorities.  Payment pursuant to Section 4(f)(v)(E) of amounts indemnifying the Executive against any loss in connection with, and all costs and expenses which may be incurred as a result of contesting, a claim made against the Executive by a Taxing Authority, shall be made to the Executive by the end of the calendar year following the year in which the taxes which are the subject of the claim are remitted to the relevant Taxing Authority, or where, as a result of the claim, no taxes are remitted, by the end of the calendar year following the year in which there is a final nonappealable settlement or other resolution of the claim.

(g) Voluntary Termination.  In the event that the Executive terminates the Executive’s employment at the Executive’s own volition prior to the expiration of the Employment Term (except as provided in Subsection 4(e) above), such termination shall constitute a “Voluntary Termination” and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Subsection 4(c) above.

(h) Compliance With Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A.  To the extent that any amount payable pursuant to Subsections 4(b), (d)(i), (d)(iii), (e) or (f) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive’s Separation from Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death.  The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4.  The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law.  The Executive hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the

Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable State income tax laws.

(i) Cooperation.  During the term of the Executive’s employment by the Company and for a period of one (1) year immediately following the termination of the Executive’s employment with the Company, the Executive agrees to be reasonably available to assist the Company and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving the Company.   The Company will reimburse the Executive for all associated reasonable costs of travel.

(j) Notice of Termination, Resignation and Release.  Any termination under Subsection 4(b) by the Company for Disability or Subsection 4(c) for Due Cause or by the Executive for Good Reason under Subsection 4(e) or by the Company or the Executive within twelve (12) months after a Change in Control under Subsection 4(f) or by the Executive by Voluntary Termination under Subsection 4(g) shall be communicated by Notice of Termination to the other party thereto given in accordance with Paragraph 10.

(i) Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).

(ii) Resignation and Release.  Notwithstanding anything in this Agreement to the contrary, in order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Executive’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Executive or the Executive’s legal representative must:

(A) within 10 days after the termination date, resign as a member of the Board of Directors of the Company, if applicable, and as an officer, director, manager and employee of the Company and its Related Entities, and

(B) within 21 days after presentation of a release in form and substance reasonably satisfactory to the Company and its legal counsel, execute said release, on behalf of the Executive and the Executive’s estate, heirs and representatives, releasing the Company, its Related Entities and each of the Company’s and such Related Entities’ respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to the Executive’s employment with the Company; termination of the Executive’s employment; all matters alleged or which could have been alleged in a charge or complaint against the Company; any and all injuries, losses or damages to Employee, including any claims for attorney’s fees; any and all claims relating to the conduct of any employee, servant, officer, director or agent of the Company; and any and all matters, transactions or things occurring prior to the date of said release, including any and all possible claims, known or unknown, which could have been asserted against the Company or the Company’s employees, agents, servants, officers or directors.  Notwithstanding the foregoing, the form of release shall except out therefrom, and acknowledge the Executive’s continuing rights with respect to, the following:  (i) all vested rights that the Executive may have under all welfare, retirement and other plans and programs of the Company in which the Executive was participating at the time of his employment termination, including all equity plans and programs of the Company with respect to which equity awards were made to the Executive, (ii) all continuing rights that the Executive may have under this Agreement, and (iii) all rights that the Executive may have following the termination of his employment under the Company’s Certificate of Incorporation and Bylaws, any applicable Company insurance and any indemnity agreements to which the Executive is a party which provide for indemnification, insurance or other, similar coverage for the Executive with respect to his actions or inactions as an officer, employee and/or member of the Board.  Executive may, within five business days of receipt from the Company of the form of release, provide comments to the Company regarding material provisions of the form of release, which the Company in good faith will consider.  For clarification, unless and until the Executive executes the release, the Company shall have no obligation to make any Termination Payment to the Executive, and, even if the Executive does not execute the release, the Executive shall be bound by the post-termination provisions of this Agreement, including without limitation Section 19.

(k) Earned and Accrued Payments.  The foregoing notwithstanding, upon the termination of the Executive’s employment at any time, for any reason, the Executive shall be paid all amounts that had already been earned and accrued as of the time of termination, including but not limited to (i) pay for unused vacation accrued in accordance with the Company’s vacation policy; (ii) any bonus that had been earned but not yet paid; and (iii) reimbursement for any business expenses accrued in accordance with Subsection 3(d).

(l) Employment at Will. The Executive hereby agrees that the Company may terminate the Executive’s employment under this Paragraph 4 without regard to:  (i) any general or specific policies (written or oral) of the Company relating to the employment or termination of employment of its employees; (ii) any statements made to the Executive, whether oral or in any document, pertaining to the Executive’s relationship with the Company; or (iii) without a determination of Due Cause by the Company.

5. Accelerated Vesting of Equity Awards Upon Change In Control.  In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Restricted Stock or any Other Stock Unit Awards granted to the Executive shall lapse and such Restricted Stock or Other Stock Unit Awards shall become fully vested and transferable to the full extent of the original grant as of the date such Change In Control is determined to have occurred; and any Stock Options or SARs granted to the Executive that are outstanding as of the date of such Change In Control shall become fully exercisable and vested to the extent of the original grant as of the date such Change In Control is determined to have occurred.

6. Successors and Assigns.

(a)  Assignment by the Company.  This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.

(b) Assignment by the Executive.  The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of the Executive’s legal incompetency or Death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate.  The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of the Executive’s incompetency) or the Executive’s estate.

7. Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

8. Entire Agreement.  This Agreement, which shall include the Exhibits hereto,  contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements.  This Agreement may only be modified by an instrument in writing.

9. Waiver of Breach.  The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

10. Notices.  Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:

Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA  24012
Attn:  General Counsel

With a copy to:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA  24012
Attn:  Chief Executive Officer

If to the Executive:

________________________

________________________

________________________

11. Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, excepting only the enforcement of any Loyalty Obligations arising under Paragraph 19 of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the Commonwealth of Virginia and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen.  The arbitration shall be held at such place as may be agreed upon at the time by the parties to the arbitration.  The cost of arbitration shall be borne as determined by the arbitrators.

12. Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

13. Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14. Titles.  Titles to the paragraphs and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph or subsection.

15. Legal Fees.  The Company agrees to pay the reasonable fees and expenses of the Executive’s legal counsel in connection with the negotiation and execution of this Agreement, not to exceed $3,500.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Amendment.  Except as provided in Paragraph 13 above, this Agreement may not be modified or amended except by written instrument signed by all parties hereto.

18. Counsel.  This Agreement has been prepared by the Company with the assistance of Bingham McCutchen LLP, as counsel to the Company (“Counsel”), after full disclosure of its representation of the Company and with the consent and direction of the Company and the Executive.  The Executive has reviewed the contents of this Agreement and fully understands its terms.  The Executive acknowledges that the Executive is fully aware of the Executive’s right to the advice of counsel independent from that of the Company, that Counsel has advised him of such right and disclosed to him the risks in not seeking such independent advice, and that the Executive fully understands the potentially adverse interests of the parties with respect to this Agreement.  The Executive further acknowledges that neither the Company nor its Counsel has made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him, that the Executive has been advised of the importance of seeking independent counsel with respect to such consequences, and that the Executive had obtained independent counsel with respect to such consequences.  By executing this Agreement, the Executive represents that the Executive has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

19. Loyalty Obligations.  The Executive agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of the Executive’s employment by or continued employment with the Company:

(a) Confidential Information.

(i) Company Information.  The Executive agrees at all times during the term of the Executive’s employment and thereafter, to hold any Confidential Information of the Company or its Related Entities in strictest confidence, and not to use (except for the benefit of the Company to fulfill the Executive’s employment obligations) or to disclose to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior authorization of the Company, except as may otherwise be required by law or legal process.  The Executive agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or Related Entities on whom the Executive called, with whom the Executive dealt or with whom the Executive became acquainted during the term of the Executive’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by the Executive or disclosed to the Executive by the Company or Related Entities or any other person or entity during the term of the Executive’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or Related Entities or otherwise.  Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise; or (B) otherwise becomes available to the public through no act or omission of the Executive.

(ii) Third Party Information.  The Executive recognizes that the Company and Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company or Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees at all times during the Executive’s employment and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Executive’s work for the Company consistent with the obligations of the Company or Related Entities with such third party.

(b) Conflicting Employment.  The Executive agrees that, during the term of the Executive’s employment with the Company, the Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or Related Entities are now involved or become involved during the term of the Executive’s employment.  Nor will the Executive engage in any other activities that conflict with the business of the Company or Related Entities.  Furthermore the Executive agrees to devote such time as may be necessary to fulfill the Executive’s obligations to the Company.

(c) Returning Company Property.  The Executive agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive or others pursuant to or during the Executive’s employment with the Company or otherwise shall be the property of the Company or its Related Entities and their respective successors or assigns.  At the time of leaving the employ of the Company, the Executive will deliver all material Company property to the Company or to the Company’s designee and will not keep in the Executive’s possession, recreate or deliver said property to anyone else.  In the event of the termination of the Executive’s employment and upon request by the Company, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(d) Notification of New Employer.  In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer (whether the Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, executive or manager) about the Executive’s obligations under this Agreement.

(e) Non-Interference.  The Executive covenants and agrees that while the Executive is employed by the Company and for a period of one (1) year immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of the Executive or any other person or entity, Interfere with the Company or any of its Related Entities.

(i) For purposes of this Agreement, “Interfere” shall mean, except in the performance of the Executive’s duties and responsibilities on behalf of and for the benefit of the Company, (A) to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of the Company or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities, or (B) whether as a direct solicitor or provider of such services, or in a direct management or direct supervisory capacity over others who solicit or provide such services, to solicit or provide services that fall within the definition of Restricted Activities as defined in Subsection 19(f)(ii) below to any customer of the Company or its Related Entities.

(ii) After termination of the Executive’s employment, this provision shall only apply to those employees, independent contractors, customers or suppliers of the Company or Related Entities who were such at any time within 12 months prior to the date of such termination.

(f) Covenants Not to Compete

(i) Non-Competition.  The Executive covenants and agrees that during the period from the date hereof until, one (1) year immediately following the termination, for any reason, of the Executive’s employment with the Company (the “Non-Compete Period”),  the Executive will not, directly or indirectly:

(A) own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of any company or business that derives more than 15% of its revenue from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”) or

(B)  engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, consultant or technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company in the Restricted Activities within the Restricted Area.

(ii) Restricted Activities/Restricted Area.   For purposes of this Agreement, the term “Restricted Activities” means the retail, wholesale or commercial sale of aftermarket auto parts and accessories.  The term “Restricted Area” means the United States of America, including its territories and possessions.

(iii) Association with Restricted Company.  In the event that the Executive intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, executive or director) with any Restricted Company during the Non-Compete Period, the Executive must provide information in writing to the Company relating to the activities proposed to be engaged in by the Executive for such Restricted Company.  All such current associations are set forth on Exhibit B to this Agreement.  In the event that the Company consents in writing to the Executive’s engagement in such activity, the engaging in such activity by the Executive shall be conclusively deemed not to be a violation of this Subsection 19(f).  Such consent is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of the Executive or other similarly bound executives.

(iv) Permitted Employment with Multi-Division Company.  Nothing in this Subsection 19(f) shall preclude the Executive from accepting employment with a multi-division company so long as (A) the Executive’s employment is not within a division of the new employer that engages in and derives more than 15% of its revenues from the Restricted Activities within the Restricted Area, (B) during the course of such employment, the Executive does not communicate related to Restricted Activities with any division of the Executive’s new employer that is engaged in and derives more than 15% of its revenues from the Restricted Activities within the Restricted Area and (C) the Executive does not engage in the Restricted Activities within the Restricted Area.

(g) Non-Disparagement.  The Executive agrees that while the Executive is employed by the Company and for a period of one (1) year following the termination of the Executive’s employment with the Company for any reason, the Executive will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes a material adverse impact to the Company.

(h) Effect of Non-Payment of Benefits; Clawback.  The Executive’s post-termination of employment obligations under this Paragraph 19 shall cease upon the Company’s failure to make any payments or benefits hereunder as a result of the termination of the Executive’s employment when due if within 15 days after written notice of such failure, the Company does not make the required payment.  In the event that the Executive materially violates Subsection 19(e), 19(f), or 19(g), and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the applicable period under Subsection 19(e), 19(f), or 19(g), and the denominator of which is the total number of days in the applicable period under such Section.  In the event that the Executive materially violates Subsection 19(a) or 19(c), and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the one (1) year period immediately following the termination and the denominator of which is 365.  The Executive further agrees that such repayment obligation shall constitute liquidated damages and that the Company shall have no other right to damages under this Agreement or at law with respect to breaches of Subsection 19(a), 19(c), 19(e), 19(f), or 19(g), but the Company shall have the right to seek equitable relief pursuant to Subsection 19(i) hereunder.

(i) Specific Enforcement; Remedies Cumulative; Attorney Fees.  The Executive acknowledges that the Company and Related Entities, as the case may be, may be irreparably injured if the provisions of Subsections 19(a), 19(b), 19(c), 19(e), 19(f) and 19(g) hereof are not specifically enforced and the Executive agrees that the terms of such provisions (including without limitation the periods set forth in Subsections 19(e), 19(f) and 19(g)) are reasonable and appropriate.  If the Executive commits, or the Company has evidence based on which it reasonably believes the Executive threatens to commit, a material breach of any of the provisions of Subsections 19(a), 19(b), 19(c), 19(e), 19(f) or 19(g) hereof, the Company and/or Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Subsections 19(a), 19(b), 19(c), 19(e), 19(f) or 19(g) hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or Related Entities and that money damages will not provide an adequate remedy therefore.  Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.

(j) Re-Set of Period for Non-Competition and Non-Interference. In the event that a legal or equitable action is commenced with respect to any of the provisions of Subsections 19(e), 19(f) or 19(g) hereof and the Executive has not complied, in all material respects, with the provisions in such subsections with respect to which such action has been commenced, then the one-year period, as described in such subsections not so complied with by the Executive, shall be extended from its original expiration date, day-for-day, for each day that the Executive is found to have not complied, in all material respects, with such subsections.

(k) Jurisdiction and Venue. WITH RESPECT TO THE ENFORCEMENT OF ANY AND ALL LOYALTY OBLIGATIONS ARISING UNDER PARAGRAPH 19, THE SUBSECTIONS 19(k) AND 19(l) OF THIS AGREEMENT SHALL APPLY.  THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS PARAGRAPH 19 AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE COMMONWEALTH OF VIRGINIA, THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF ROANOKE, VIRGINIA, OR THE STATE COURTS OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN ANY MUNICIPALITY WHEREIN AN OFFICE OF THE COMPANY IS LOCATED, IN WHICH OFFICE THE EXECUTIVE WAS PHYSICALLY PRESENT WHILE RENDERING SERVICES FOR THE COMPANY AT ANY TIME DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE COMMENCEMENT OF SUCH SUIT, ACTION OR PROCEEDING OR IMMEDIATELY  PRECEDING THE TERMINATION OF EXECUTIVE’S EMPLOYMENT, IF TERMINATED.

(l) Waiver of Jury Trial. EXECUTIVE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY LOYALTY OBLIGATIONS.  THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EXECUTIVE, AND EXECUTIVE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EXECUTIVE’S OWN FREE WILL, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

20. Adherence to Company Policies.  The Executive agrees to adhere diligently to all established Company policies and procedures, including but not limited to the Company’s Guidelines on Significant Governance Issues, Code of Ethics and Business Conduct and, if applicable, the Code of Ethics for Financial Professionals.  The Executive agrees that if the Executive does not adhere to any of the provisions of such Guidelines and Codes, the Executive will be in breach of the provisions hereof.

21. Representations.  The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  The Executive represents that Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.  The Executive has not entered into, and the Executive agrees the Executive will not enter into, any oral or written agreement in conflict herewith and the Executive’s employment by the Company and the Executive’s services to the Company will not violate the terms of any oral or written agreement to which the Executive is a party.

22. Binding Effect of Execution.  The Company and the Executive agree that this Agreement shall not bind or be enforceable by or against either party until this Agreement has been duly executed by both the Executive and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.

By:		(SEAL)

Print Name:

Title:

Address:	5008 Airport Road Roanoke, VA 24012

Executive

Print Name:

Signature:

Address:

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any material devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have, to the best of my knowledge, complied in all material respects with all the terms of my Employment Agreement with the Company.

Date:

Executive's Signature

Executive's Name (Print)

EXHIBIT B

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

____ None
____ Additional Sheets Attached

Signature of the Executive:_________________________________
Print Name of the Executive:________________________________

Date: ___________________